EXHIBIT 12.1

	Nine Month Ended September 30, 2007	2006	2005	2004	2003	2002
	(Unaudited)

Earnings (losses):
Losses before income taxes	(105,253)	(86,928)	(203,082)	(137,768)	(114,261)	(51,402)
Gain on debt restructuring	-	(80,071)	-	-	-	-
Amortization of capitalized
interest (a)	5,215	5,654	4,206	3,557	954	-
Interest capitalized (d)	(7,266)	(5,692)	(2,793)	-	(14,042)	(12,300)

	(107,304)	(167,037)	(201,669)	(134,211)	(127,349)	(63,702)

Fixed Charges:
Amortization of expenses related to indebtedness (b)	5,630	4,589	523	524	271	-
Interest expenses (c)	24,345	39,264	32,360	26,582	7,891	708
Interest capitalized (d)	7,266	5,692	2,793	-	14,042	12,300

Total Fixed Charges	37,241	49,545	35,676	27,106	22,204	13,008

Earnings (losses), as adjusted	(70,063)	(117,492)	(165,993)	(107,105)	(105,145)	(50,694)
Ratio of earnings to fixed charges	(1)	(2)	(3)	(4)	(5)	(6)

(a)	Includes amortization of deferred financing charges in connection with obtaining long-term bank loans which are comprised mainly of stock-based compensation related to warrants issued to banks.

(b)	Includes amortization of convertible debentures discount and deferred issuance expenses.

(c)	Includes, mainly, the effective interest of long-term loans based on their terms and the effect of hedge agreements with knock-out and knock-in features and interest expenses in relation to convertible debentures.

(d)	Includes, mainly, the effective capitalized interest of long-term loans based on their terms and the effect of hedge agreements with a knock-out feature, capitalized interest in relation to convertible debentures and deferred financing charges in connection with obtaining long-term bank loans which are comprised mainly of stock-based compensation related to warrants issued to banks.

(1)	Earnings as adjusted were inadequate to cover fixed charges by $107.3 million for the nine months ended September 30, 2007.
(2)	Earnings as adjusted were inadequate to cover fixed charges by $167.0 million in 2006.
(3)	Earnings as adjusted were inadequate to cover fixed charges by $201.7 million in 2005.
(4)	Earnings as adjusted were inadequate to cover fixed charges by $134.2 million in 2004.
(5)	Earnings as adjusted were inadequate to cover fixed charges by $127.3 million in 2003.
(6)	Earnings as adjusted were inadequate to cover fixed charges by $63.7 million in 2002.